CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$1,055,000	$120.90

(1)                                     Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated May 18, 2012 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,055,000 Capped Knock-Out Buffered Notes Linked to an Equally Weighted Basket of 15 Common Stocks due November 20, 2013 Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who seek a return of based on the performance of an equally-weighted basket of 15 common stocks, as described in this pricing supplement, subject to the maximum return on the Notes.  Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their principal.

•                   Senior unsecured obligations of Barclays Bank PLC maturing November 20, 20131.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes priced on May 18, 2012 (the “pricing date”) and are expected to issue on or about May 23, 2012 (the “issue date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:

An equally-weighted basket (the “Basket”) consisting of 15 common stocks (each, a “Basket Stock” and collectively, the “Basket Stocks”).  The Basket Stocks, along with the Bloomberg ticker symbol, weighting and the Initial Share Price of each Basket Stock, are set forth under “The Basket” on page PS-3 of this pricing supplement.

Knock-Out Event:	A Knock-Out Event occurs if the Final Basket Level has decreased, as compared to the Initial Basket Level, by more than the Knock-Out Buffer Amount on the final valuation date.

Knock-Out Buffer Amount:	25.00%

Maximum Return:	25.00%

Contingent Minimum Return:	3.50%

Payment at Maturity:

The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the Basket Stocks, subject to the maximum return on the Notes.  At maturity, your payment per $1,000 principal amount of Notes will be calculated as follows:

If a Knock-Out Event has occurred, you will receive a cash payment on the maturity date that will reflect the performance of the Basket. Under these circumstances, your payment at maturity per $1,000 principal amount Note will equal $1,000 plus the product of $1,000 and the Basket Return, calculated as follows:

$1,000 + ($1,000 × Basket Return)

If a Knock-Out Event has occurred, you will lose some or all of your investment. You will lose 1% of the principal amount of your investment for every 1% decrease in the Final Basket Level from the Initial Basket Level

If a Knock-Out Event has not occurred, you will receive a cash payment on the maturity date that will reflect the performance of the Basket, subject to the Contingent Minimum Return and the maximum return on the Notes.  Under these circumstances, your payment at maturity per $1,000 principal amount Note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Basket Return and (ii) the Contingent Minimum Return, , subject to the maximum return, calculated as follows:

$1,000 + [$1,000 x the greater of (i) Basket Return and (ii) Contingent Minimum Return]

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	100

Final Basket Level:	On the final valuation date, the Final Basket Level will be calculated as follows: 100 x [1 + the sum of the Stock Returns of each Basket Stock × (1/15)]

Stock Return:

The Stock Return, as referenced in the formula above, reflects the performance of each Basket Stock, expressed as a percentage (which may be positive or negative), from the Initial Share Price to the Final Share Price, calculated as follows:

Final Share Price – Initial Share Price
Initial Share Price

Initial Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the pricing date, determined by the calculation agent and as set forth in the table on page PS-3.

Final Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the final valuation date, determined by the calculation agent.

Final Valuation Date:	November 15, 2013[1]

Maturity Date:	November 20, 2013[1]

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738K5V9 / US06738K5V98

1                     Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the     Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1.25%	98.75%
Total	$1,055,000	$13,187.50	$1,041,812.50

3                     The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 1.25%, is 98.75%.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Basket

The Basket Stocks and the Bloomberg ticker symbol, the weightings and the Initial Share Price of each Basket Stock are set forth below:

Ticker Symbol	Basket Stock	Exchange	Weighting	Initial Share Price
DD	E.I. du Pont de Nemours and Company	NYSE	1/15	$47.97
RKT	Rock-Tenn Company	NYSE	1/15	$52.03
ROC	Rockwood Holdings, Inc.	NYSE	1/15	$45.57
DOW	The Dow Chemical Company	NYSE	1/15	$29.45
NUE	Nucor Corporation	NYSE	1/15	$34.39
UPS	United Parcel Service, Inc.	NYSE	1/15	$74.03
GE	General Electric Company	NYSE	1/15	$18.95
CBI	Chicago Bridge & Iron Company N.V.	NYSE	1/15	$35.93
FLR	Fluor Corporation	NYSE	1/15	$49.59
CMI	Cummins Inc.	NYSE	1/15	$97.20
CAT	Caterpillar Inc.	NYSE	1/15	$88.68
DE	Deere & Company	NYSE	1/15	$73.19
UNP	Union Pacific Corporation	NYSE	1/15	$107.17
WCC	WESCO International Inc.	NYSE	1/15	$56.34
NEE	NextEra Energy, Inc.	NYSE	1/15	$65.00

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes.  The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are based on the Initial Basket Level of 100, Knock-Out Buffer Amount of 25.00%, Contingent Minimum Return of 3.50% and maximum return on the Notes of 25.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The examples below do not take into account any tax consequences from investing in the Notes.

		Knock-Out Event Has Not Occurred[1]		Knock-Out Event Has Occurred [2]
Final Basket Level	Basket Return	Payment at Maturity	Total Return on Notes	Payment at Maturity	Total Return on Notes
140.00	40.00%	$1,250.00	25.00%	N/A	N/A
130.00	30.00%	$1,250.00	25.00%	N/A	N/A
120.00	20.00%	$1,200.00	20.00%	N/A	N/A
115.00	15.00%	$1,150.00	15.00%	N/A	N/A
110.00	10.00%	$1,100.00	10.00%	N/A	N/A
105.00	5.00%	$1,050.00	5.00%	N/A	N/A
102.50	2.50%	$1,035.00	3.50%	N/A	N/A
100.00	0.00%	$1,035.00	3.50%	N/A	N/A
95.00	-5.00%	$1,035.00	3.50%	N/A	N/A
90.00	-10.00%	$1,035.00	3.50%	N/A	N/A
80.00	-20.00%	$1,035.00	3.50%	N/A	N/A
75.00	-25.00%	$1,035.00	3.50%	N/A	N/A
70.00	-30.00%	N/A	N/A	$700.00	-30.00%
60.00	-40.00%	N/A	N/A	$600.00	-40.00%
50.00	-50.00%	N/A	N/A	$500.00	-50.00%
40.00	-60.00%	N/A	N/A	$400.00	-60.00%
30.00	-70.00%	N/A	N/A	$300.00	-70.00%
20.00	-80.00%	N/A	N/A	$200.00	-80.00%
10.00	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

1 Final Basket Level has not declined by more than 25.00% from the Initial Basket Level on the final valuation date.

2 Final Basket Level has declined by more than 25.00% from the Initial Basket Level on the final valuation date.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Basket decreases from the Initial Basket Level of 100.00 to a Final Basket Level of 80.00. Because a Knock-Out Event has not occurred and the Basket Return of -20.00% is less than the Contingent Minimum Return of 3.50%, the investor benefits from the Contingent Minimum Return and receives a payment at maturity of $1,035.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Contingent Minimum Return]

$1,000 + [$1,000 × 3.50%] = $1,035.00

Example 2: A Knock-Out Event has not occurred, and the level of the Basket increases from the Initial Basket Level of 100.00 to a Final Basket Level of 110.00. Because a Knock-Out Event has not occurred the Basket Return of 10.00% is greater than the Contingent Minimum Return of 3.50%, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Basket Return]

$1,000 + [$1,000 × 10.00%] = $1,100.00

Example 3: A Knock-Out Event has not occurred, and the level of the Basket increases from the Initial Basket Level of 100.00 to a Final Basket Level of 140.00. Because a Knock-Out Event has not occurred the Basket Return of 40.00% is greater than the Contingent Minimum Return of 3.50% but also greater than the maximum return on the Notes, the investor receives a payment at maturity of $1,250.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Maximum Return]

$1,000 + [$1,000 × 25.00%] = $1,250.00

Example 4: A Knock-Out Event has occurred, and the level of the Basket decreases from the Initial Basket Level of 100.00 to a Final Basket Level of 60.00. Because a Knock-Out Event occurred, the investor is fully exposed to the performance of the Basket and receives a payment at maturity of $600.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Basket Return]

$1,000 + ($1,000 × -40.00%) = $600.00

Selected Purchase Considerations

•                  Market Disruption Events—The final valuation date, maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets— Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” with respect to the Basket Stocks and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the Basket.

•                  Adjustments to the Basket—For a description of adjustments that may affect the Basket or one or more of the Basket Stocks, see “Reference Asset—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

If a “reorganization event” or an “additional adjustment event” occurs with respect to a Basket Stock on or prior to the final valuation date, then the calculation agent may, in its sole discretion, elect to make an adjustment to the Initial Share Price or Final Share Price or to the method of determining the applicable Stock Return or any other terms of the Notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect that the reorganization event or additional adjustment event, as applicable, would have had if the Notes represented an actual interest in such Basket Stock equivalent to the notional interest of the Notes in the applicable Basket Stock.

If the calculation agent elects not to make an adjustment as described in the preceding paragraph or determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent shall cause the maturity date to be accelerated to the fourth business day following the date of that determination and the payment at maturity that you will receive on the Notes will be calculated as though the date of early repayment were the stated maturity date of the Notes and as though the final valuation date were the approval date (in the case of a reorganization event) or the business day immediately prior to the announcement date (in the case of an additional adjustment event).

As used in the preceding two paragraphs, the terms “reorganization event”, “additional adjustment event”, “approval date” and “announcement date” have the meanings set forth under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•                  Limited Protection Against Loss— If a Knock-Out Event occurs, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Basket Level as compared to the Initial Basket Level. If a Knock-Out Event occurs, you will lose some or all of your initial investment.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted as “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Basket.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some cases, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders.  The Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty).  You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory.  You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Stocks.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o                 “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Basket Return is positive or negative. If the Final Basket Level has declined as compared to the Initial Basket Level by more than the Knock-Out Buffer Amount of 25.00% on the final valuation date, a Knock-Out Event will occur, and the protection provided by the Contingent Minimum Return will terminate.  IF A KNOCK-OUT EVENT OCCURS, YOUR INVESTMENT WILL BE FULLY EXPOSED TO ANY DECLINE IN THE FINAL BASKET LEVEL FROM THE INITIAL BASKET LEVEL AND YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

•                  Your Maximum Gain on the Notes Is Limited to the Maximum Return—If a Knock-Out Event has not occurred and the Basket Return is greater than the Contingent Minimum Return, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the reference asset, which may be significant.  We refer to this percentage as the maximum return, which is 25.00%.

•                  Changes in the Values of the Basket Stocks May Offset Each Other — Movements in the prices of the Basket Stocks may not correlate with each other. At a time when the price of one or more of the Basket Stocks increases, the prices of the other Basket Stocks may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the price of one or more of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Stocks.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Stocks may have.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity— While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Lack of Liquidity— The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Basket Stocks on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Basket Stocks;

o                 the time to maturity of the Notes;

o                 the dividend rate on the Basket Stocks;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  The Payment at Maturity on Your Notes is Not Based on the Prices of the Basket Stocks at Any Time Other than the on the Final Valuation Date—The payment due on maturity of the Notes will be based solely on the closing prices of the Basket Stocks on the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of one or more Basket Stocks drops precipitously on the final valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the prices of the Basket Stocks at a time prior to such drop.  Although the prices of the Basket Stocks on the maturity date or at other times during the life of your Notes may be higher than on the final valuation date, you will not benefit from the prices of the Basket Stocks at any time other than the final valuation date.

•                  There Are Risks Associated with Investing in Notes Linked to Equity Securities—The prices of the Basket Stocks can rise or fall sharply due to factors specific to each such Basket Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Basket Stock.

•                  Antidilution Adjustments — For certain corporate events affecting a Basket Stock, the calculation agent may make adjustments to the amount payable at maturity.  However, the calculation agent will not make such adjustments in response to all events that could affect a Basket Stock.  If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected.  In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error.  You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

The Basket Stocks

We urge you to read “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” in the prospectus supplement. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a Basket Stock can be located by reference to the relevant SEC file number specified below.

The summary information below regarding the companies issuing the Basket Stocks comes from the issuers’ respective SEC filings and has not been independently verified by us.   We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the Basket Stocks with the SEC.  You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects.  The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

We obtained the historical performance of the Basket Stocks below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the closing price of any Basket Stock on any day during the term of the Notes or on the final valuation date.  We cannot give you assurance that the performance of the Basket Stocks will result in the return of any of your initial investment.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement.  We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

E.I. du Pont de Nemours and Company

According to publicly available information, E.I. du Pont de Nemours and Company (the “Company”) is a science and technology based company.  The Company consists of 14 businesses which are aggregated into nine reportable segments based on similar economic characteristics, the nature of the products and production processes, end-use markets, channels of distribution and regulatory environment. The company’s reportable segments are Agriculture, Electronics & Communications, Industrial Biosciences, Nutrition & Health, Performance Chemicals, Performance Coatings, Performance Materials, Safety & Protection and Pharmaceuticals. The company includes certain embryonic businesses not included in the reportable segments, such as pre-commercial programs, and nonaligned businesses in “Other”.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-00815, or its CIK Code: 0000030554. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DD.”

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$53.14	$48.05	$49.43
June 30, 2007	$53.19	$48.66	$50.84
September 30, 2007	$53.35	$46.35	$49.56
December 31, 2007	$50.22	$42.58	$44.09
March 31, 2008	$47.61	$42.54	$46.76
June 30, 2008	$52.25	$42.69	$42.89
September 30, 2008	$48.04	$39.45	$40.30
December 31, 2008	$40.47	$21.95	$25.30
March 31, 2009	$27.65	$16.14	$22.33
June 30, 2009	$30.05	$23.44	$25.62
September 30, 2009	$33.90	$24.04	$32.14
December 31, 2009	$35.38	$30.54	$33.67
March 31, 2010	$38.77	$32.19	$37.24
June 30, 2010	$40.95	$34.09	$34.59
September 30, 2010	$45.67	$34.05	$44.62
December 31, 2010	$50.02	$44.42	$49.88
March 31, 2011	$55.98	$48.12	$54.97
June 30, 2011	$56.79	$49.34	$54.05
September 30, 2011	$55.84	$43.79	$45.96
December 31, 2011	$49.81	$38.49	$45.78
March 31, 2012	$53.56	$46.04	$52.90
May 18, 2012*	$53.80	$47.97	$47.97

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Rock-Tenn Company

According to publicly available information, Rock-Tenn Company (the “Company”) is a manufacturer of corrugated and consumer packaging and recycling solutions and is primarily a manufacturer of containerboard, recycled paperboard, bleached paperboard, packaging products and merchandising displays. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina, Puerto Rico and China.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-12613, or its CIK Code: 0000230498.  The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “RKT”.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$35.25	$27.36	$33.20
June 30, 2007	$40.76	$31.72	$31.72
September 30, 2007	$36.60	$24.15	$28.90
December 31, 2007	$30.08	$23.84	$25.41
March 31, 2008	$31.81	$21.92	$29.97
June 30, 2008	$37.11	$29.99	$29.99
September 30, 2008	$45.86	$29.57	$39.98
December 31, 2008	$40.00	$24.49	$34.18
March 31, 2009	$35.97	$22.88	$27.05
June 30, 2009	$41.48	$25.98	$38.16
September 30, 2009	$51.86	$36.78	$47.11
December 31, 2009	$52.50	$42.50	$50.41
March 31, 2010	$52.06	$38.03	$45.57
June 30, 2010	$55.55	$46.75	$49.67
September 30, 2010	$54.29	$47.33	$49.81
December 31, 2010	$58.12	$49.44	$53.95
March 31, 2011	$72.80	$55.33	$69.35
June 30, 2011	$77.62	$62.66	$66.34
September 30, 2011	$67.30	$46.38	$53.62
December 31, 2011	$63.35	$45.74	$57.70
March 31, 2012	$73.85	$58.11	$67.56
May 18, 2012*	$67.45	$52.03	$52.03

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Rockwood Holdings, Inc.

According to publicly available information, Rockwood Holdings, Inc. (the “Company”) is a developer, manufacturer and marketer of high value-added specialty chemicals and advanced materials used for industrial and commercial purposes.  The Company focuses on surface treatment and lithium chemicals, advanced ceramics, titanium dioxide pigments, iron-oxide pigments, timber-treatment chemicals and clay-based additives.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-32609, or its CIK Code: 0001315695. The Company’s common stock is listed on New York Stock Exchange under the ticker symbol “ROC”.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$28.40	$24.31	$27.68
June 30, 2007	$36.55	$27.72	$36.55
September 30, 2007	$38.85	$29.73	$35.83
December 31, 2007	$39.48	$31.00	$33.22
March 31, 2008	$34.17	$27.84	$32.77
June 30, 2008	$42.25	$34.34	$34.80
September 30, 2008	$39.17	$24.65	$25.66
December 31, 2008	$24.80	$5.87	$10.80
March 31, 2009	$12.40	$3.96	$7.94
June 30, 2009	$17.14	$8.88	$14.64
September 30, 2009	$22.49	$12.27	$20.57
December 31, 2009	$24.26	$16.60	$23.56
March 31, 2010	$26.62	$20.65	$26.62
June 30, 2010	$30.38	$22.34	$22.69
September 30, 2010	$32.46	$21.74	$31.47
December 31, 2010	$41.80	$32.05	$39.12
March 31, 2011	$49.47	$38.42	$49.22
June 30, 2011	$56.74	$46.88	$55.29
September 30, 2011	$61.12	$42.29	$48.21
December 31, 2011	$48.40	$31.79	$39.37
March 31, 2012	$55.30	$40.52	$52.15
May 18, 2012*	$55.92	$45.44	$45.57

* For the period starting on April 1, 2012 and ending on May 18, 2012.

The Dow Chemical Company

According to publicly available information, the Dow Chemical Company (the “Company”) is a manufacturer and supplier of products used primarily as raw materials in the manufacture of customer products and services. The Company serves the following industries: appliance; automotive; agricultural; building and construction; chemical processing; electronics; furniture; housewares; oil and gas; packaging; paints, coatings and adhesives; personal care; pharmaceutical; processed foods; pulp and paper; textile and carpet; utilities; and water treatment.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 1-3433, or its CIK Code: 0000029915. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DOW”.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$47.08	$39.39	$45.86
June 30, 2007	$46.63	$44.03	$44.22
September 30, 2007	$47.67	$39.85	$43.06
December 31, 2007	$46.50	$39.27	$39.42
March 31, 2008	$39.89	$34.72	$36.85
June 30, 2008	$42.88	$34.83	$34.91
September 30, 2008	$37.56	$30.96	$31.78
December 31, 2008	$31.73	$15.09	$15.09
March 31, 2009	$16.08	$6.31	$8.43
June 30, 2009	$18.73	$8.81	$16.14
September 30, 2009	$26.95	$14.66	$26.07
December 31, 2009	$29.42	$23.48	$27.63
March 31, 2010	$31.15	$26.18	$29.57
June 30, 2010	$31.83	$23.72	$23.72
September 30, 2010	$28.33	$22.97	$27.46
December 31, 2010	$34.41	$27.47	$34.14
March 31, 2011	$38.76	$34.29	$37.75
June 30, 2011	$41.34	$34.43	$36.00
September 30, 2011	$37.17	$25.59	$27.27
December 31, 2011	$29.25	$21.51	$28.76
March 31, 2012	$35.68	$29.79	$34.64
May 18, 2012*	$36.08	$29.39	$29.45

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Nucor Corporation

According to publicly available information, Nucor Corporation (the “Company”) manufactures steel and steel products.  The Company also produces direct reduced iron (“DRI”) for use in the Company’s steel mills. Through The David J. Joseph Company and its affiliates, which the Company acquired in 2008, the Company also processes ferrous and nonferrous metals and brokers ferrous and nonferrous metals, pig iron, hot briquetted iron and DRI. Most of the Company’s operating facilities and customers are located in North America, but increasingly, the Company is doing business outside of North America as well. The Company’s operations include several international trading companies that buy and sell steel and steel products manufactured by the Company and others.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 1-4119, or its CIK Code: 0000073309. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “NUE.”

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$66.37	$54.50	$65.13
June 30, 2007	$69.25	$57.69	$58.65
September 30, 2007	$63.77	$45.86	$59.47
December 31, 2007	$63.55	$50.62	$59.22
March 31, 2008	$74.45	$50.30	$67.74
June 30, 2008	$82.07	$68.11	$74.67
September 30, 2008	$72.23	$36.98	$39.50
December 31, 2008	$47.26	$25.52	$46.20
March 31, 2009	$48.30	$30.74	$38.17
June 30, 2009	$48.97	$37.50	$44.43
September 30, 2009	$49.84	$40.40	$47.01
December 31, 2009	$47.10	$38.67	$46.65
March 31, 2010	$49.93	$39.50	$45.38
June 30, 2010	$47.67	$38.28	$38.28
September 30, 2010	$40.66	$36.38	$38.20
December 31, 2010	$44.58	$37.50	$43.82
March 31, 2011	$48.88	$43.75	$46.02
June 30, 2011	$47.64	$39.45	$41.22
September 30, 2011	$41.57	$31.48	$34.11
December 31, 2011	$41.17	$30.91	$39.57
March 31, 2012	$45.41	$40.52	$42.95
May 18, 2012*	$43.49	$34.39	$34.39

* For the period starting on April 1, 2012 and ending on May 18, 2012.

United Parcel Service, Inc.

United Parcel Service, Inc. (“the Company”) is a package delivery company and a provider of global supply chain management solutions.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-15451, or its CIK Code: 0001090727.  The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “UPS.”

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$75.09	$69.26	$70.10
June 30, 2007	$74.05	$69.83	$73.00
September 30, 2007	$78.37	$73.20	$75.10
December 31, 2007	$76.88	$70.14	$70.72
March 31, 2008	$73.78	$66.64	$73.02
June 30, 2008	$74.73	$59.88	$61.47
September 30, 2008	$68.82	$56.44	$62.89
December 31, 2008	$63.80	$44.68	$55.16
March 31, 2009	$56.11	$38.30	$49.22
June 30, 2009	$57.62	$46.84	$49.99
September 30, 2009	$59.29	$47.72	$56.47
December 31, 2009	$59.25	$53.50	$57.37
March 31, 2010	$64.62	$56.15	$64.41
June 30, 2010	$70.70	$56.89	$56.89
September 30, 2010	$67.76	$56.76	$66.69
December 31, 2010	$73.76	$66.12	$72.58
March 31, 2011	$76.47	$70.38	$74.32
June 30, 2011	$75.09	$68.46	$72.93
September 30, 2011	$75.37	$61.70	$66.21
December 31, 2011	$73.53	$62.22	$73.19
March 31, 2012	$81.11	$73.12	$80.72
May 18, 2012*	$80.67	$74.03	$74.03

* For the period starting on April 1, 2012 and ending on May 18, 2012.

General Electric Company

According to publicly available information, General Electric Company (the “Company”) is a technology and financial services corporation with products and services ranging from aircraft engines, power generation, water processing, and household appliances to medical imaging, business and consumer financing and industrial products.  The Company’s operating segments include Energy Infrastructure, Aviation, Healthcare, Transportation, Home & Business Solutions and GE Capital.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-00035, or its CIK Code: 0000040545. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “GE.”

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$38.11	$34.09	$35.36
June 30, 2007	$39.29	$34.76	$38.28
September 30, 2007	$41.77	$36.90	$41.40
December 31, 2007	$42.12	$36.25	$37.07
March 31, 2008	$37.49	$31.70	$37.01
June 30, 2008	$38.43	$26.26	$26.69
September 30, 2008	$29.95	$23.10	$25.50
December 31, 2008	$24.50	$12.84	$16.20
March 31, 2009	$17.07	$6.66	$10.11
June 30, 2009	$14.53	$10.17	$11.72
September 30, 2009	$17.01	$10.71	$16.42
December 31, 2009	$16.84	$14.19	$15.13
March 31, 2010	$18.45	$15.45	$18.20
June 30, 2010	$19.50	$14.42	$14.42
September 30, 2010	$16.66	$13.88	$16.25
December 31, 2010	$18.32	$15.76	$18.29
March 31, 2011	$21.52	$18.28	$20.05
June 30, 2011	$20.65	$17.97	$18.86
September 30, 2011	$19.30	$15.01	$16.04
December 31, 2011	$18.23	$14.69	$17.91
March 31, 2012	$20.21	$18.36	$20.07
May 18, 2012*	$20.02	$18.40	$18.95

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Chicago Bridge & Iron Company N.V.

According to publicly available information, Chicago Bridge & Iron Company N.V. (the “Company”), a Netherlands company, is an integrated engineering, procurement and construction services provider and process technology licensor, delivering solutions to customers primarily in the energy and natural resource industries.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 1-12815, or its CIK Code: 0001027884.  The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CBI”.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$31.27	$26.18	$30.75
June 30, 2007	$39.17	$30.21	$37.74
September 30, 2007	$44.62	$33.70	$43.06
December 31, 2007	$62.13	$42.50	$60.44
March 31, 2008	$63.10	$36.27	$39.24
June 30, 2008	$48.31	$38.02	$39.82
September 30, 2008	$39.30	$17.00	$19.24
December 31, 2008	$18.92	$5.51	$10.05
March 31, 2009	$13.36	$4.87	$6.27
June 30, 2009	$13.58	$6.45	$12.40
September 30, 2009	$18.68	$9.22	$18.68
December 31, 2009	$20.88	$17.32	$20.22
March 31, 2010	$24.92	$20.04	$23.26
June 30, 2010	$25.59	$16.94	$18.81
September 30, 2010	$24.45	$18.18	$24.45
December 31, 2010	$33.20	$23.78	$32.90
March 31, 2011	$40.97	$31.95	$40.66
June 30, 2011	$42.10	$33.26	$38.90
September 30, 2011	$44.51	$28.29	$31.99
December 31, 2011	$41.35	$26.68	$37.80
March 31, 2012	$47.40	$38.30	$43.19
May 18, 2012*	$45.50	$35.93	$35.93

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Fluor Corporation

According to publicly available information, Fluor Corporation (the “Company”) is a holding company that owns the stock of a number of subsidiaries. Acting through these subsidiaries, the Company is a professional services firms providing engineering, procurement, construction and maintenance as well as project management services on a global basis. The Company serves a diverse set of industries worldwide including oil and gas, chemicals and petrochemicals, transportation, mining and metals, power, life sciences and manufacturing.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-16129, or its CIK Code: 0001124198. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “FLR.”

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$46.78	$37.96	$44.86
June 30, 2007	$55.69	$45.03	$55.69
September 30, 2007	$72.26	$56.63	$71.99
December 31, 2007	$84.05	$64.37	$72.86
March 31, 2008	$75.78	$53.50	$70.58
June 30, 2008	$98.64	$74.15	$93.04
September 30, 2008	$95.71	$48.72	$55.70
December 31, 2008	$52.22	$29.56	$44.87
March 31, 2009	$49.79	$30.46	$34.55
June 30, 2009	$54.76	$35.01	$51.29
September 30, 2009	$58.21	$46.16	$50.85
December 31, 2009	$51.54	$39.86	$45.04
March 31, 2010	$50.20	$42.44	$46.51
June 30, 2010	$55.13	$42.22	$42.50
September 30, 2010	$50.46	$41.76	$49.53
December 31, 2010	$66.63	$48.19	$66.26
March 31, 2011	$75.63	$64.55	$73.66
June 30, 2011	$73.56	$60.48	$64.66
September 30, 2011	$67.60	$50.12	$57.16
December 31, 2011	$60.02	$45.49	$50.25
March 31, 2012	$63.99	$51.53	$60.04
May 18, 2012*	$61.17	$49.59	$49.59

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Cummins Inc.

According to publicly available information, Cummins Inc. (the “Company”) designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products, including filtration, exhaust after treatment, fuel systems, controls and air handling systems.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-04949, or its CIK Code: 0000026172.   The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CMI.”

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$37.55	$28.58	$36.18
June 30, 2007	$52.00	$36.31	$50.61
September 30, 2007	$67.26	$52.54	$63.95
December 31, 2007	$70.08	$52.79	$63.69
March 31, 2008	$62.88	$42.62	$46.82
June 30, 2008	$73.87	$47.46	$65.52
September 30, 2008	$73.22	$41.69	$43.72
December 31, 2008	$42.77	$17.78	$26.73
March 31, 2009	$31.61	$18.45	$25.45
June 30, 2009	$36.45	$26.35	$35.21
September 30, 2009	$48.49	$32.08	$44.81
December 31, 2009	$50.55	$42.54	$45.86
March 31, 2010	$63.08	$45.16	$61.95
June 30, 2010	$75.79	$62.34	$65.13
September 30, 2010	$91.30	$63.57	$90.58
December 31, 2010	$111.25	$88.10	$110.01
March 31, 2011	$113.85	$97.55	$109.62
June 30, 2011	$120.18	$92.44	$103.49
September 30, 2011	$110.82	$79.91	$94.25
December 31, 2011	$103.39	$81.01	$88.02
March 31, 2012	$128.00	$91.05	$120.04
May 18, 2012*	$121.71	$96.74	$97.20

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Caterpillar Inc.

According to publicly available information, Caterpillar Inc. (the “Company”) manufactures construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-00768, or its CIK Code:  0000018230. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CAT”.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$68.21	$58.17	$67.03
June 30, 2007	$82.49	$66.35	$78.30
September 30, 2007	$86.98	$72.64	$78.43
December 31, 2007	$82.51	$67.83	$72.56
March 31, 2008	$78.29	$62.47	$78.29
June 30, 2008	$85.28	$73.75	$73.82
September 30, 2008	$74.98	$59.60	$59.60
December 31, 2008	$56.95	$32.78	$44.67
March 31, 2009	$46.91	$22.17	$27.96
June 30, 2009	$40.00	$28.99	$33.04
September 30, 2009	$54.34	$30.29	$51.33
December 31, 2009	$60.40	$48.83	$56.99
March 31, 2010	$64.13	$50.78	$62.85
June 30, 2010	$71.65	$55.83	$60.07
September 30, 2010	$79.99	$59.18	$78.68
December 31, 2010	$94.63	$77.27	$93.66
March 31, 2011	$111.53	$92.75	$111.35
June 30, 2011	$115.41	$95.44	$106.46
September 30, 2011	$111.63	$79.89	$83.66
December 31, 2011	$97.88	$70.55	$90.60
March 31, 2012	$116.20	$93.98	$106.52
May 18, 2012*	$109.21	$87.80	$88.68

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Deere & Company

According to publicly available information, Deere & Company (the “Company”) has operations which are categorized into three major business segments: (1) the agriculture and turf segment primarily manufactures and distributes farm and turf equipment and related service parts; (2) the construction and forestry segment primarily manufactures, distributes to dealers and sells at retail a range of machines and service parts used in construction, earthmoving, material handling and timber harvesting; and (3) the financial services segment primarily finances sales and leases by John Deere dealers of new and used agriculture and turf equipment and construction and forestry equipment.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-04121, or its CIK Code: 0000315189. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DE”.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$57.98	$45.45	$54.32
June 30, 2007	$62.15	$52.24	$60.37
September 30, 2007	$74.21	$58.55	$74.21
December 31, 2007	$93.12	$70.76	$93.12
March 31, 2008	$94.69	$76.40	$80.44
June 30, 2008	$93.35	$71.38	$72.13
September 30, 2008	$73.47	$47.76	$49.50
December 31, 2008	$46.30	$28.77	$38.32
March 31, 2009	$45.99	$24.83	$32.87
June 30, 2009	$47.05	$34.26	$39.95
September 30, 2009	$46.31	$35.31	$42.92
December 31, 2009	$56.59	$41.13	$54.09
March 31, 2010	$61.96	$48.96	$59.46
June 30, 2010	$62.21	$54.78	$55.68
September 30, 2010	$73.61	$54.50	$69.78
December 31, 2010	$84.46	$68.57	$83.05
March 31, 2011	$96.89	$83.02	$96.89
June 30, 2011	$99.24	$78.53	$82.45
September 30, 2011	$86.44	$67.05	$75.98
December 31, 2011	$79.25	$61.72	$77.35
March 31, 2012	$89.05	$79.21	$80.90
May 18, 2012*	$83.43	$72.97	$73.19

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Union Pacific Corporation

According to publicly available information, Union Pacific Corporation (the “Company”) owns one of America’s transportation companies. Its principal operating company, Union Pacific Railroad Company, links 23 states in the western two-thirds of the country.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-06075, or its CIK Code: 0000100885. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “UNP.”

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$52.25	$45.07	$50.78
June 30, 2007	$61.02	$50.99	$57.58
September 30, 2007	$63.66	$52.50	$56.53
December 31, 2007	$67.63	$55.51	$62.81
March 31, 2008	$64.65	$54.52	$62.69
June 30, 2008	$82.31	$63.98	$75.50
September 30, 2008	$83.90	$69.15	$71.16
December 31, 2008	$69.44	$42.81	$47.80
March 31, 2009	$54.01	$33.62	$41.11
June 30, 2009	$54.36	$41.60	$52.06
September 30, 2009	$63.61	$48.89	$58.35
December 31, 2009	$66.23	$55.06	$63.90
March 31, 2010	$74.00	$60.50	$73.30
June 30, 2010	$77.65	$67.94	$69.51
September 30, 2010	$82.30	$67.43	$81.80
December 31, 2010	$94.55	$80.03	$92.66
March 31, 2011	$99.02	$91.47	$98.33
June 30, 2011	$104.97	$95.35	$104.40
September 30, 2011	$106.76	$84.36	$88.38
December 31, 2011	$105.94	$79.83	$105.94
March 31, 2012	$116.11	$106.80	$107.48
May 18, 2012*	$115.04	$104.98	$107.17

* For the period starting on April 1, 2012 and ending on May 18, 2012.

WESCO International Inc.

According to publicly available information, WESCO International, Inc. (the “Company”) is a provider of electrical, industrial, and communications maintenance, repair and operating and original equipment manufacturers products, construction materials, and advanced supply chain management and logistics services.  The Company’s primary product categories include general electrical and industrial supplies, wire, cable and conduit, data and broadband communications, power distribution equipment, lighting and lighting control systems, control and automation, and motors.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-14989, or its CIK Code: 0000929008.The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “WCC.”

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$69.35	$57.19	$62.78
June 30, 2007	$66.29	$60.45	$60.45
September 30, 2007	$63.61	$38.98	$42.94
December 31, 2007	$48.98	$38.25	$39.64
March 31, 2008	$43.19	$32.89	$36.49
June 30, 2008	$46.11	$36.87	$40.04
September 30, 2008	$40.01	$31.98	$32.18
December 31, 2008	$30.48	$11.89	$19.23
March 31, 2009	$21.75	$13.42	$18.12
June 30, 2009	$28.42	$19.29	$25.04
September 30, 2009	$29.57	$22.05	$28.80
December 31, 2009	$30.14	$25.56	$27.01
March 31, 2010	$35.19	$27.55	$34.71
June 30, 2010	$42.10	$33.25	$33.67
September 30, 2010	$40.20	$31.87	$39.29
December 31, 2010	$53.21	$39.21	$52.80
March 31, 2011	$62.50	$52.75	$62.50
June 30, 2011	$63.79	$50.81	$54.09
September 30, 2011	$56.81	$36.51	$41.79
December 31, 2011	$53.84	$32.09	$53.01
March 31, 2012	$67.15	$53.85	$65.31
May 18, 2012*	$67.60	$56.34	$56.34

* For the period starting on April 1, 2012 and ending on May 18, 2012.

NextEra Energy, Inc.

According to publicly available information, NextEra Energy, Inc. (“the Company”) is an electric power company providing retail and wholesale electric services to more than 4 million customers and owns generation, transmission and distribution facilities to support its services.  The Company also purchases electric power for resale to its customers and provides risk management services related to power and gas consumption for a limited number of customers.  The Company generates renewable energy from the wind and sun and owned approximately 18% of the installed base of U.S. wind power production capacity as of December 31, 2011.  The Company also produces electricity from solar facilities, and owns and operates nuclear power stations in the U.S., with eight reactors at five sites located in four states, representing approximately 6% of U.S. nuclear power electric generating capacity as of December 31, 2011.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-08841, or its CIK Code: 0000753308. The Company’s common stock is listed on New York Stock Exchange under the ticker symbol “NEE.”

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, of the common stock of the Company during the periods indicated below.  We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.  The historical performance of the Basket Stock should not be taken as an indication of the future performance of the Basket Stock during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$62.11	$53.85	$61.17
June 30, 2007	$66.09	$56.66	$56.74
September 30, 2007	$63.14	$54.92	$60.88
December 31, 2007	$72.56	$60.69	$67.78
March 31, 2008	$72.03	$59.80	$62.74
June 30, 2008	$68.45	$63.52	$65.58
September 30, 2008	$68.07	$50.02	$50.30
December 31, 2008	$50.93	$37.08	$50.33
March 31, 2009	$52.95	$41.78	$50.73
June 30, 2009	$58.20	$50.20	$56.86
September 30, 2009	$60.05	$53.42	$55.23
December 31, 2009	$56.25	$49.04	$52.82
March 31, 2010	$53.25	$45.57	$48.33
June 30, 2010	$52.87	$48.37	$48.76
September 30, 2010	$55.45	$48.95	$54.39
December 31, 2010	$56.03	$50.62	$51.99
March 31, 2011	$55.77	$52.11	$55.12
June 30, 2011	$58.88	$54.89	$57.46
September 30, 2011	$58.18	$50.17	$55.67
December 31, 2011	$61.08	$52.38	$60.88
March 31, 2012	$61.08	$58.79	$61.08
May 18, 2012*	$65.70	$61.83	$65.00

* For the period starting on April 1, 2012 and ending on May 18, 2012.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $12.50 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.